EXHIBIT 4.2

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material rights of our capital stock and related provisions of our articles of incorporation, as amended to date, and our amended and restated bylaws, each as currently in effect. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our articles of incorporation, as amended, and amended and restated bylaws, which we have included as exhibits to this Annual Report on Form 10-K/and or future annual reports, and applicable California and federal law. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “Avidbank Holdings”, the “Company”, “we” ,” “our” or similar references mean Avidbank Holdings, Inc.

General

Our authorized capital stock currently consists of 25,000,000 shares of common stock, no par value per share, and 5,000,000 shares of undesignated preferred stock, with no par value per share, the terms of which may be established by board of directors by resolution. Our common stock is registered under the Securities Exchange Act of 1934, as amended.

All of our outstanding shares of common stock are fully paid and nonassessable. None of the shares of common stock are subject to any preemptive rights and each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of our common stock.

Voting Rights; Majority Written Consent

Holders of our common stock are entitled to one vote per share on all matters requiring shareholder action, including the election of directors, subject to the right to cumulate votes in the election of directors as described below. Our amended and restated bylaws provide that a majority of the shares entitled to vote at a shareholders’ meeting, represented in person or by proxy, shall constitute a quorum. When a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and voting (such affirmatively voting shares constituting at least a majority of the required quorum) is required to take action, unless otherwise specified by law or our articles of incorporation and except for the election of directors, which will be determined by plurality vote. In connection with the election of directors, shareholders may cumulate their votes. Under cumulative voting, each shareholder entitled to vote may vote the shares owned by such shareholder as of the record date for a shareholder meeting at which directors are to be elected cumulatively if a shareholder present at the meeting has given notice at the meeting, prior to the voting, of his or her intention to vote cumulatively. If any shareholder has given such notice, then all shareholders entitled to vote for the election of directors may cumulate their votes for candidates properly nominated. Under cumulative voting, each share carries as many votes as the number of directors to be elected, and the shareholder may cast all of such votes for a single nominee or may distribute them in any manner among as many nominees as desired.

Any action that, under any provision of the California Corporations code (“CCC”), may be taken at a meeting of the shareholders, may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares are entitled to vote thereon were present and voted; provided, that unless the consents of all shareholders entitled to vote have been solicited in writing, notice of any shareholder approval without a meeting by less than unanimous consent must be given as required under the CCC, to such shareholders who are required to receive such notice under the CCC; and provided, further, that directors may be elected by written consent only if signed by the holders of all outstanding shares entitled to vote for the election of directors, except that action taken by shareholders to fill one or more vacancies on the board of directors (other than any vacancy created by removal) that has not been filled by the board of directors may be taken by written consent of a majority of the outstanding shares entitled to vote.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of the Company, subject to the rights of creditors and the holders of any then outstanding shares of preferred stock, the holders of our common stock will be entitled to receive all of our assets remaining after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to our common stock.

Dividends

The payment of dividends by the company is subject to the restrictions set forth in the CCC and applicable provisions of federal law. The CCC provides that neither a company nor any of its subsidiaries shall make any distribution to its shareholders unless: (i) the amount of retained earnings of the company immediately prior to the distribution equals or exceeds the sum of (a) the amount of the proposed distribution plus (b) the preferential preferred dividends in arrears amount, if any (as calculated pursuant to Section 500(b) of the CCC), or (ii) following the distribution, the value of the company’s assets would equal or exceed the sum of its total liabilities plus the preferential rights amount (as calculated pursuant to Section 500(b) of the CCC).

Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends, subject to any restrictions imposed by regulatory authorities and the payment of any preferential amounts to which any class of preferred stock may be entitled. Our future dividend policy will be subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, liquidity, and general business conditions. Our ability to pay dividends is subject to statutory and regulatory limitations applicable to us and the Bank. Holders of preferred shares and debt securities, however, have a priority right to distributions and payment over our common shares. Our ability to pay dividends depends on the amount of dividends paid by our subsidiaries.

Restrictions on Ownership of Company Common Stock

The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, and regulatory approval for the acquisition of our stock may be required under certain circumstances. The BHC Act requires any bank holding company to obtain the approval of the Federal Reserve prior to acquiring 5% or more of our outstanding common stock. Any corporation or other company that becomes a holder of 25% or more of our outstanding common stock, or otherwise is deemed to control us under the BHC Act, would be subject to regulation as a bank holding company under the BHC Act. In addition, any person other than a bank holding company may be required to obtain prior approval of the Federal Reserve, and potentially the FDIC, to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act, or CBCA. Further, prior approval of the DFPI is required for any person to acquire control of us, and control for these purposes is presumed to exist when a person owns 10% or more of our outstanding common stock.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

Our amended and restated bylaws provide that shareholders must provide advance notice of any proposal or nomination for election as a director which a shareholder desires to bring before a meeting of shareholders. Such requirements are in addition to any requirements under SEC Rule 14a-8 for shareholder proposals sought to be included in the Company’s proxy materials.

Preferred Stock

Our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such designations, powers, preferences and rights as our board of directors may from time to time determine.

The existence of shares of authorized undesignated preferred stock enables us to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance gives us flexibility in that it would allow us to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock. Furthermore, the issuance of preferred stock could adversely affect the likelihood that such holders will receive dividend payments and payments upon liquidation. The shares of preferred stock that may be issued in the future may have other rights, including economic rights senior to our common stock, and, as a result, could have an adverse effect on the market value of our common stock.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their shares over our then-market price.

Anti-Takeover Provisions

Provisions of our articles of incorporation and amended and restated bylaws, and the CCC and federal banking regulations applicable to us, may be deemed to have anti-takeover effects and may delay, defer or prevent a change of control of the Company and/or limit the price that certain investors may be willing to pay in the future for shares of our common stock.

Authorized but Unissued Shares. The corporate laws and regulations applicable to us enable our board of directors to issue, from time to time and at its discretion, but subject to the rules of any applicable securities exchange, any authorized but unissued shares of our common or preferred stock. Any such issuance of shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability of our board of directors to issue authorized but unissued shares of our common or preferred stock at its sole discretion may enable our board of directors to sell shares to individuals or groups who the board of directors perceives as friendly with management, which may make more difficult unsolicited attempts to obtain control of our organization. In addition, the ability of our board of directors to issue authorized but unissued shares of our capital stock at its sole discretion could deprive the shareholders of opportunities to sell their shares of common stock or preferred stock for prices higher than prevailing market prices.

Preferred Stock. Our articles of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the shareholders, up to 5,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Board Size and Vacancies. Our amended and restated bylaws enable our board of directors to increase the size of the board of directors between annual meetings and fill the vacancies created by the increase by a majority of the remaining directors.

Special Meetings of Shareholders. A special meeting of the shareholders may be called at any time by the board of directors, or by the chairman of the board, the president or by the chief executive officer, or by one or more shareholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes at that meeting. For a special shareholders’ meeting to be called by one or more shareholder(s), our amended and restated bylaws require such request to be in writing, specifying the time and business of the meeting according to our bylaws and shall deliver such request in person or by registered or certified mail to our board of directors or designated officers.

Advance Notice Procedures for Director Nominations and Shareholder Proposals. Our amended and restated bylaws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although this procedure does not give our board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, it may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedure is not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to our shareholders and us.

Amending our Bylaws. Our board of directors may amend our amended and restated bylaws, other than a bylaw specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa, without shareholder approval.

Approval of Merger. Under the CCC, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a California corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of such corporation. The articles of incorporation or bylaws of a California corporation may, but are not required to, set a higher standard for approval of such transactions. Our articles of incorporation and amended and restated bylaws do not set higher limits.

California Law and Federal Banking Laws. We are subject to the provisions of Section 1203 of the CCC, which contains provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control in which our shareholders could receive a premium for their shares or other changes in our management. First, if an “interested party” makes an offer to purchase the shares of some or all of our existing shareholders, we must obtain an affirmative opinion in writing as to the fairness of the offering price prior to completing the transaction. California law considers a person to be an “interested party” if the person directly or indirectly controls our company, if the person is directly or indirectly controlled by one of our officers or directors, or if the person is an entity in which one of our executive officers or directors holds a material financial interest. If, after receiving an offer from such an “interested person,” we receive a subsequent offer from a neutral third party at least 10 days prior to the date for acceptance of the tendered shares or the vote or notice of shareholder approval of the offer from such an “interested person,” then we must notify our shareholders of such third party offer and afford each of them the opportunity to withdraw their vote, consent or proxy previously given to the “interested party” offer before such vote, consent or proxy becomes effective.

We are also subject to other provisions of the CCC, which include voting requirements that may also have the effect of deterring hostile takeovers, disposing of our assets or delaying or preventing changes in control of our management. Under Section 1101 of the CCC, except in (i) a short-form merger or (ii) a merger of a corporation into a subsidiary in which it owns at least 90% of the outstanding shares of each class, if a single entity or constituent corporation owns more than 50% of any class of our capital stock and attempts to merge our Company into itself or other constituent corporation, the Company’s non-redeemable securities may only be exchanged for non-redeemable securities of the surviving entity, unless all of the shareholders of the applicable class of non-redeemable securities consent to the transaction or the terms of the transaction are approved and determined to be fair by the DFPI. Section 1001(d) of the CCC provides that any proposed sale or disposition of all or substantially all of our assets to any other corporation that we are controlled by or under common control with must be consented to by our shareholders holding at least 90% of the voting power of our capital stock or approved and determined fair by the DFPI, provided, however, that this restriction does not apply if the disposition is to a domestic or foreign corporation or other business entity in consideration of the nonredeemable common shares or nonredeemable equity securities of the acquiring party or its parent. Sections 1101 and 1001 of the CCC could make it significantly more difficult for a third party to acquire control of our Company by preventing a possible acquirer from cashing out minority shareholders or selling substantially all of our assets to a related party and therefore could discourage a hostile bid, or delay, prevent or deter entirely a merger, acquisition or tender offer in which our shareholders could receive a premium for their shares, or effect a proxy contest for control of us or other changes in our management.

Furthermore, the BHC Act, and CBCA, and California Financial Code impose notice, application and approvals and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect control of bank holding companies or banks, as applicable. These laws could delay or prevent an acquisition.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “AVBH.”

Transfer Agent

The transfer agent and registrar for our common stock is Equiniti Trust Company.